[LOGO DECHERT PRICE & RHOADS]



                                January 28, 2000

Intersil Holding Corporation
2401 Palm Bay Road NE
Palm Bay, Florida  32905

                          Intersil Holding Corporation
                      Warrants to Purchase 5,555,560 Shares
                             of Class A Common Stock
                    5,555,560 Shares of Class A Common Stock,
                            Par Value $.01 Per Share
                    -----------------------------------------

Gentlemen and Ladies:

     As counsel to Intersil Holding Corporation, a Delaware corporation (the "Company"), in connection with the registration of 5,555,560 shares of Class A Common Stock and 200,000 Warrants of the Company, it is our opinion that the discussion in the Form S-1 to which this opinion is filed as an exhibit (the "Registration Statement") under the heading "United States Federal Income Tax Considerations" sets forth the material U.S. Federal income and estate tax aspects of the purchase, ownership and disposition of the Warrants and the Class A Common Stock obtained upon exercise of the Warrants (except with respect to certain matters regarding the Warrants specifically noted in the discussion which are unclear and with respect to which we do not render an opinion).

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required by the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                             Very truly yours,


                                            /s/ Dechert Price & Rhoads
                                            -----------------------------------
                                            Dechert Price & Rhoads